Exhibit 99.1

Press Release of Alpha Star Acquisition Corporation

Alpha Star Acquisition Corporation Announces the Separate Trading of its Ordinary Shares, Rights and Warrants Commencing Tuesday, January 18, 2022

New York, New York, January 14, 2022: Alpha Star Acquisition Corporation (Nasdaq: ALSAU) (the “Company”) announced that, commencing Tuesday, January 18, 2022, holders of the units sold in the Company’s initial public offering of 11,500,000 units (the “Units”) may commence separate trading of the underlying component securities. Each Unit consists of one ordinary share, par value $0.001 per ordinary share (“Share”), one redeemable warrant (“Warrant”) entitling its holder to purchase one-half (1/2) of one Share at a price of $11.50 per Share, and one right to receive one-seventh (1/7) of one Share upon the consummation of the Company’s initial business combination. Those units not separated will continue to trade on the Global tier of the Nasdaq Stock Market (“Nasdaq”) under the symbol “ALSAU.”

The ordinary shares, rights and warrants that are separated will trade on Nasdaq under the symbols “ALSA,” “ALSAR” and “ALSAW,” respectively. Holders of units will need to have their securities brokers contact Vstock Transfer LLC at 18 Lafayette Place, Woodmere, New York 11598, the Company’s transfer agent, in order to separate the units into ordinary shares, rights and warrants.

The units were initially offered by the Company in an underwritten offering through Ladenburg Thalmann & Co. Inc., which acted as the book running manager for the offering and as the representative of the underwriters in the offering and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 13, 2021. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Alpha Star Acquisition Corporation

Alpha Star Acquisition Corporation a newly organized blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Ladenburg Thalmann & Co., Inc. at 640 5th Ave., 4th Floor, New York, NY 10019; telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Company Contacts:

Mr. Zhe Zhang
Chief Executive Officer
Alpha Star Acquisition Corporation
80 Broad Street, 5th Floor
New York, New York 10004
Tel.: (212) 837-7977
Email: zhe.zhang@swgt.co.uk

Source: Alpha Star Acquisition Corporation